Exhibit 99.2

Bioxytran Inc. Appoints Cynthia Ekberg Tsai to Company Advisory Board

BOSTON, MASSACHUSETTS, Aug. 01, 2019 (GLOBE NEWSWIRE) -- BIOXYTRAN, INC. (OTC: BIXT), a developmental stage biotechnology company with a pipeline of anti-necrosis drugs designed to treat hypoxia by delivering a small molecule carrying oxygen to the brain of stroke victims, announced today that it has appointed Cynthia Ekberg Tsai to the company’s Advisory Board. Ms. Tsai will work with  Bioxytran’s leadership to engage key opinion leaders, organizations, and global research institutions in collaborating with Bioxytran’s flagship drug, BXT-25.

Ms. Tsai comes to Bioxytran with more than 30 years of experience in global biotechnology and medical technologies.  Ms. Tsai spent 16 years on Wall Street as a Vice President with Merrill Lynch and Kidder Peabody. She currently is CEO of Tana Systems, a global software and IT company based in the U.S. and India. Ms. Tsai is the former Founder and CEO of HealthExpo, the largest consumer healthcare event in the US, where she grew the enterprise from concept to execution, attracting more than 50 million consumers to HealthExpo. Previously, Ms. Tsai was a General Partner in MassTech Ventures, a multi-million-dollar equity fund focused on technology development at Massachusetts Institute of Technology. Ms. Tsai currently serves on the Board of Selectors for the Jefferson Foundation Awards and is on the board of the Prix Galien Foundation. In 1999, the Harvard Business School Alumni Chapter in New York recognized Ms. Tsai with an Early Stage Honor Roll Award for Entrepreneurship. In 2004, she also received a “Leading Woman Entrepreneur of the World” Award from the Star Foundation in Overland Park, Kansas. She earned a B.A. in Psychology from the University of Missouri.

“We believe Cynthia will open many doors, both internationally and domestically, for Bioxytran,” stated Bioxytran CEO, David Platt.  “Her vast experience and connections with financial institutions and opinion leaders makes her an ideal advisor.  She is also an opinion leader in her own right in the field of healthcare and comes in contact with many new and interesting technologies that could be valuable to Bioxtran’s platform technology.”

Ms. Tsai commented that “I believe that Bioxytran’s revolutionary oxygen delivery technology represents a game changing development in the global health world. The vast array of indications for BXT-25 could be astounding.  Clinicians currently use hyperbaric chambers to transport oxygen to treat many diseases, but are constrained by availability and infrastructure costs.  Once approved, Bioxytran’s pipeline of drugs could broaden access to oxygen therapy in general.   In addition, I hope to bring much needed awareness to key opinion leaders about the potential use of BXT-25 as a new therapeutic medicine for stroke patients.” “

About Bioxytran, Inc.

Bioxytran Inc. is a developmental stage biotechnology company. The company is working towards a first-in-class oxygen treatment platform for victims of brain stroke trauma. The first product to proceed to testing is BXT-25, which will be evaluated as a resuscitative agent to treat strokes, especially during the all-critical first hour following a stroke. The product will also be evaluated for its efficacy in treating other brain trauma issues. BXT-25 is based on a new molecule designed to reverse hypoxia in the brain.  Hypoxic brain injuries such as ischemic strokes, could be treated with BXT-25 via an intravenous injection that quickly allows the drug molecule to travel to the lungs and bind with the oxygen molecules. From the lungs the molecule mimics a red blood cell traveling to the brain. Since the molecule is 5,000 times smaller than red blood cells it can penetrate the clot and deliver the oxygen to the critical areas in the brain blocked by the clot. To learn more, visit our website: http://www.Bioxytraninc.com

Investor Relations
Resources Unlimited NW LLC
860.908.4133
info@resourcesunlimitedllc.com

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including those related to the performance of technology described in this press release. These forward looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause Bioxytran’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Bioxytran undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Source: Bioxytran Inc.

2